Exhibit 4.5.1

Dated 23 October 2015

FOURTHONE CORP.

as Borrower

and

COMMERZBANK AKTIENGESELLSCHAFT

as Lender

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 12 December 2008

in respect of a loan facility of (originally) US$41,600,000

INDEX

Clause		Page
1	Interpretation	2
2	Representations and Warranties	4
3	Agreement of the Lender	5
4	Conditions	6
5	Variations to Loan Agreement and Finance Documents	7
6	Continuance of Loan Agreement and Finance Documents	14
7	Expenses	14
8	Notices	15
9	Applicable Law	15
Schedule 1 (A) Confirmation		16
Schedule 1 (B) Confirmation
Schedule 2 Form of Compliance Certificate		18

THIS SUPPLEMENTAL AGREEMENT is dated 23 October 2015 and made

BETWEEN:

(1)

FOURTHONE CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as  borrower (the "Borrower"); and

(2)

COMMERZBANK AKTIENGESELLSCHAFT (as legal successor of Deutsche Schiffsbank Aktiengesellschaft), acting through its office at Domstraße 18, 20095 Hamburg, Germany (the "Lender" which expression includes its successors and assigns).

BACKGROUND

(A)

By a loan agreement dated 12 December 2008 (the "Loan Agreement") made between (i) the Borrower and (ii) the Lender, whereby the Lender has made available to the Borrower a loan facility of (originally) Forty one million six hundred thousand Dollars ($41,600,000) upon the terms and for the purposes therein specified. On the date of this Agreement, the amount outstanding by way of principal under the Loan Agreement is $22,490,000 (the "Loan").

(B)

As a result of the reduction in the market value of the Ship, the minimum required security cover referred to in clause 14.1 of the Loan Agreement is not being maintained.  The Borrower has proposed to provide the Lender with additional security to rectify the shortfall pursuant to the terms of clause 14.1 of the Loan Agreement.

(C)	This Agreement sets out the terms and conditions on which the Lender and the Borrower agrees to:
(i)	increase the Margin;
(ii)	amend the repayment schedule in the Loan Agreement;
(iii)	the payment by the Borrower of an arrangement fee of $25,000;
(iv)	the provision of a guarantee by the Secondone Collateral Owner (as defined below) in favour of the Lender as well as:
(a)	the registration of a second priority statutory Maltese mortgage over m.v. "NORTHSEA ALPHA" owned by the Secondone Collateral Owner; and
(b)	the execution of a second priority deed of covenant and a second priority general assignment by the Secondone Collateral Owner in relation to (inter alia) the insurances over m.v. "NORTHSEA ALPHA",

as security for the guarantee;

(v)	the change in the legal and ultimate beneficial ownership of the shares of the Borrower;
(vi)	the provision of a guarantee by the Thirdone Collateral Owner (as defined below) in favour of the Lender as well as:
(a)	the registration of a second priority statutory Maltese mortgage over m.v. "NORTHSEA BETA" owned by the Thirdone Collateral Owner; and

(b)	the execution of a second priority deed of covenant and a second priority general assignment by the Thirdone Collateral Owner in relation to (inter alia) the insurances over m.v. "NORTHSEA BETA",

as security for the guarantee;

(vii)	the approval of Pyxis Tankers Inc. of the Marshall Islands as corporate guarantor who will also provide a guarantee in favour of the Lender which will take effect from the Effective Date;
(viii)	the merger transaction of Pyxis Tankers Inc. of the Marshall Islands involving the public offering of its share capital and subsequent listing of such share capital on a Stock Exchange;
(vii)

the provision of a Compliance Certificate by the Borrower and Pyxis Tankers Inc. on an annual basis (and in respect of Pyxis Tankers Inc. also on a quarterly basis) pursuant to the Loan Agreement and the Guarantee (as defined below) respectively; and

(viii)	the consequential and other amendments to the Loan Agreement and the other Finance Documents in relation to those matters.
(D)

This Agreement sets out the terms and conditions on which the Lender agrees, subject always to the satisfaction of the conditions precedent in Clause 4, to amend the Loan Agreement in the manner set out in Clause 5.1 of this Agreement.

IT IS AGREED as follows:

1	Interpretation
1.1	Defined expressions

Words and expressions defined in the Loan Agreement not otherwise defined herein shall have the same meanings when used in this Agreement including the Recitals.

1.2	Definitions

In this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Collateral Deed of Covenant” means either of the Secondone Deed of Covenant and the Thirdone Deed of Covenant and, in the plural, means both of them;

“Collateral General Assignment” means either of the Secondone Collateral General Assignment and the Third Collateral General Assignment and, in the plural, means both of them;

“Collateral Owner” means either of the Secondone Collateral Owner and the Thirdone Collateral Owner and, in the plural, means both of them;

“Collateral Ship” means  either of the Secondone Collateral Ship and the Thirdone Collateral Ship and,  in the plural, means both of them;

"Compliance Certificate" means a certificate in the form set out in Schedule 2 or in any other form agreed between the Guarantor, the Borrower and the Lender;

"Confirmation" means the confirmation by each Approved Manager set out in Schedule 1 (A) and (B) respectively;

"Effective Date" means the date on which the Lender confirms that the conditions precedent in Clause 4.1 (b) has been satisfied;

"Guarantee" means a guarantee to be provided by the Guarantor in respect of the obligations of the Borrower under (inter alia) the Loan Agreement, in such form as the Lender may approve or require;

"Guarantor" means Pyxis Tankers Inc., a corporation incorporated in the Marshall Islands  whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"IPO" means any initial registered public offering, public listing, merger or reverse takeover transaction, floatation or similar public offering on a Stock Exchange in respect of the Guarantor;

"New Finance Documents" means, together, the Guarantee, the Secondone Collateral Owner Guarantee, the Secondone Collateral Mortgage, the Secondone Collateral Deed of Covenant, the Secondone Collateral General Assignment, the Thirdone Collateral Owner Guarantee, the Thirdone Collateral Mortgage, the Thirdone Collateral Deed of Covenant and the Thirdone Collateral General Assignment;

"Secondone Collateral Deed of Covenant" means the second priority deed of covenant collateral to the Secondone Collateral Mortgage executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral General Assignment" means the second priority general assignment executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral Mortgage" means the second priority Maltese mortgage over the Secondone Collateral Ship executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral Owner" means Secondone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Secondone Collateral Owner Guarantee" means the guarantee executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral Ship" means the chemical oil tanker of 7,800 metric tons deadweight, registered under Maltese flag in the ownership of the Secondone Collateral Owner with the name "NORTHSEA ALPHA";

"Stock Exchange" means any of the stock exchanges of New York or London or Hong Kong individually or combined or any other stock exchange market acceptable to the Lender in its discretion, such acceptance not be unreasonably withheld or delayed;

"Thirdone Collateral Deed of Covenant" means the second priority deed of covenant collateral to the Thirdone Collateral Mortgage executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral General Assignment" means the second priority general assignment executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral Mortgage" means the second priority Maltese mortgage over the Thirdone Collateral Ship executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral Owner" means Thirdone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Thirdone Collateral Owner Guarantee" means the guarantee executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require; and

"Thirdone Collateral Ship" means the chemical oil tanker of 7,800 metric tons deadweight, registered under Maltese flag in the ownership of the Thirdone Collateral Owner with the name "NORTHSEA BETA".

1.3

Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations.  Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement.  References to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement.

2	Representations and Warranties
2.1

The Borrower hereby represents and warrants to the Lender, as at the date of this Agreement, that the representations and warranties set forth in clause 9 of the Loan Agreement (updated mutatis mutandis to the date of this Agreement) are true and correct as if all references therein to "this Agreement" were references to the Loan Agreement as further amended by this Agreement.

2.2	The Borrower hereby further represents and warrants to the Lender that as at the date of this Agreement:
(a)

the Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands and has full power to enter into and perform its obligations under this Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)

all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Loan remains outstanding;

(c)

the Borrower has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute the valid and binding obligations of the Borrower enforceable in accordance with their respective terms;

(d)

the execution, delivery and performance of this Agreement and all such other documents as contemplated hereby does not and will not, from the date of this  Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Loan remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e)

the Borrower has fully disclosed in writing to the Lender all facts which it knows or which it should reasonably know and which are material for disclosure to the Lender in the context of this Agreement and all information furnished by the Borrower or on its behalf relating to its business and affairs in connection with this Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	Agreement of the Lender
3.1

The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Agreement, hereby agrees with the Borrower, as of the date of this Agreement and subject to and upon the terms and conditions of this Agreement and in particular, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(i)	increase the Margin;
(ii)	amend the repayment schedule in the Loan Agreement;
(iii)	the payment by the Borrower of an arrangement fee of $25,000;
(iv)	the provision of a guarantee by the Secondone Collateral Owner in favour of the Lender as well as:
(a)	the registration of a second priority statutory Maltese mortgage over the Secondone Collateral Ship owned by the Secondone Collateral Owner; and
(b)

the execution of a second priority deed of covenant and a second priority general assignment by the Secondone Collateral Owner in relation to (inter alia) the insurances over the Secondone Collateral Ship, as security for the guarantee;

(v)	the provision of a guarantee by the Thirdone Collateral Owner in favour of the Lender as well as:
(a)	the registration of a second priority statutory Maltese mortgage over the Thirdone Collateral Ship owned by the Thirdone Collateral Owner; and
(b)

the execution of a second priority deed of covenant and a second priority general assignment by the Thirdone Collateral Owner in relation to (inter alia) the insurances over the Thirdone Collateral Ship, as security for the guarantee;

(vi)	the change in the legal and ultimate beneficial ownership of the shares of the Borrower;
(vii)	the approval of the Guarantor who will also provide the Guarantee in favour of the Lender which will take effect from the Effective Date;

(viii)	the merger transaction of the Guarantor involving the public offering of its share capital and subsequent listing of such share capital on a Stock Exchange;
(ix)	the provision of a Compliance Certificate by the Borrower on an annual basis pursuant to the Loan Agreement; and
(x)	the consequential and other amendments to the Loan Agreement and the other Finance Documents in relation to those matters.
3.2

The Borrower agrees and confirms that the Loan Agreement and the Finance Documents to which it is a party, as amended and supplemented pursuant to the terms hereof, shall remain in full force and effect and it shall remain liable under the Loan Agreement and the Finance Documents to which it is a party for all obligations and liabilities assumed by it thereunder.

4	Conditions
4.1

The agreements of the Lender contained in Clause 3.1 of this Agreement shall all be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to the Lender and its legal advisers the following documents or evidence:

(a)	on the date of this Agreement:
(i)

a certificate of the Secretary of the Borrower, the Guarantor and the Collateral Owners confirming the names and offices of all the Directors of the Borrower, the Guarantor and the Collateral Owners together with its incorporation and constitutional documents;

(ii)

true and complete copies of the resolutions passed at meetings of the Board of Directors and Shareholders of the Borrower, the Guarantor and the Collateral Owners authorising and approving the execution of this Agreement, the New Finance Documents and any other document or action to which it is or is to be a party and authorising its appropriate officer or officers or other representatives to execute the same on its behalf;

(iii)	the original of any power of attorney issued by the Borrower, the Guarantor and the Collateral Owners pursuant to the resolutions referred to in Clause 4.1(a) (ii);
(iv)

certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Agreement and the New Finance Documents including without limitation, all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender reasonably deems appropriate;

(v)	an original of this Agreement, duly executed by all parties;
(vi)	a duly executed original of each Confirmation;
(vii)	duly executed originals of the Guarantee, the Secondone Collateral Owner Guarantee and the Thirdone Collateral Owner Guarantee;
(viii)

evidence that the Secondone Collateral Mortgage has been duly registered against the Secondone Collateral Ship as a valid second priority statutory Maltese ship mortgage in accordance with the laws of Malta;

(ix)

a duly executed original of the Secondone Collateral Deed of Covenant, a duly executed original of the Secondone Collateral General Assignment and all other documents to be executed and served (in respect of notices) pursuant to the

Secondone Collateral Deed of Covenant and the Secondone Collateral General Assignment;
(x)

evidence that the Thirdone Collateral Mortgage has been duly registered against the Thirdone Collateral Ship as a valid second priority statutory Maltese ship mortgage in accordance with the laws of Malta;

(xi)

a duly executed original of the Thirdone Collateral Deed of Covenant, a duly executed original of the Thirdone Collateral General Assignment and all other documents to be executed and served (in respect of notices) pursuant to the Thirdone Collateral Deed of Covenant and the Thirdone Collateral General Assignment;

(xii)

any additional or new notices, reflecting the arrangements contemplated by this Agreement, required to be given under the relevant Collateral Deed of Covenant and the relevant Collateral General Assignment, have been given in the manner therein provided;

(xiii)	the arrangement fee referred to in Clause 7.1;
(xiv)	a certified true copy of the DOC in respect of each Collateral Ship;
(xv)	certified true copies of the SMC and the International Ship Security Certificate under the ISPS Code in respect of each Collateral Ship;
(xvi)	for each Collateral Ship, a certified true copy of a class maintenance certificate issued by the classification society, confirming her class free of all overdue recommendations and conditions;
(xvii)	evidence that the agent referred to in Clause 9.4 has accepted its appointment as agent for service of process under this Agreement and the New Finance Documents; and
(xviii)	such legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Malta, the Marshall Islands and such other relevant jurisdictions as the Lender may require.
(b)	on the Effective Date, evidence satisfactory to the Lender that the Borrower is a direct and fully owned subsidiary of the Guarantor.
5	Variations to Loan Agreement and Finance Documents
5.1

In consideration of the agreement of the Lender contained in Clause 3.1 of this  Agreement, the Borrower hereby agrees with the Lender that upon satisfaction of the conditions referred to in Clause 4.1(a), the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented as follows:

(a)	by inserting the following definitions in clause 1.1 thereof in the correct alphabetical order:

""Collateral Deed of Covenant” means either of the Secondone Collateral Deed of Covenant and the Thirdone Collateral Deed of Covenant and, in the plural, means both or either of them;

"Collateral General Assignment" means either of the Secondone General Assignment and the Thirdone General Assignment and in the plural, means both or either of them;

"Collateral Loan" means the principal amount outstanding at any relevant time under the  loan agreement dated 26 September 2007 (as amended by a first supplemental agreement dated 28 May 2010, a second supplemental agreement dated 1 December 2010 and a third supplemental agreement dated  and as may be further amended and/or supplemented from time to time 23 October 2015 made between the Collateral Owners as joint and several borrowers and the Lender as lender for a loan facility of (originally) Twenty four million five hundred sixty thousand Dollars ($24,560,000);

"Collateral Owner" means either of the Secondone Collateral Owner and the Thirdone Collateral Owner and, in the plural, means both of them;

"Collateral Ship" means  either of the Secondone Collateral Ship and the Thirdone Collateral Ship and,  in the plural, means both of them;

"Final Maturity Date" means 31 May 2020;

"Secondone Collateral Deed of Covenant" means the second priority deed of covenant collateral to the Secondone Collateral Mortgage executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral General Assignment" means the second priority general assignment executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral Mortgage" means the second priority Maltese mortgage over the Secondone Collateral Ship executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral Owner" means Secondone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Secondone Collateral Owner Guarantee" means the guarantee executed or to be executed by the Secondone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Secondone Collateral Ship" means the chemical oil tanker of 8,615 metric tons deadweight, registered under Maltese flag in the ownership of the Secondone Collateral Owner with the name "NORTHSEA ALPHA";

"Supplemental Agreement" means the supplemental agreement dated 23 October 2015 amending and supplementing this Agreement and made between the Borrower and the Lender;

"Thirdone Collateral Deed of Covenant" means the second priority deed of covenant collateral to the Thirdone Collateral Mortgage executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral General Assignment" means the second priority general assignment executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral Mortgage" means the second priority Maltese mortgage over the Thirdone Collateral Ship executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral Owner" means Thirdone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Thirdone Collateral Owner Guarantee" means the guarantee executed or to be executed by the Thirdone Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Thirdone Collateral Ship" means the chemical oil tanker of 8,647 metric tons deadweight, registered under Maltese flag in the ownership of the Thirdone Collateral Owner with the name "NORTHSEA BETA";

(b)	by including each of the following documents in the definition of "Finance Documents" in clause 1.1 thereof:

"the Secondone Collateral Owner Guarantee;

the Secondone Collateral Mortgage;

the Secondone Collateral Deed of Covenant;

the Secondone Collateral General Assignment;

the Supplemental Agreement;

the Thirdone Collateral Owner Guarantee;

the Thirdone Collateral Mortgage;

the Thirdone Collateral Deed of Covenant;

the Thirdone Collateral General Assignment;”;

(c)	by deleting the definition of “Margin” in clause 1.1 thereof and replacing it with the following definition:

""Margin" means:

(a)	up to the date of the Supplemental Agreement, 1.20 per cent. per annum; and
(b)	from the date of the Supplemental Agreement, 1.75 per cent. per annum;”;
(d)	by adding the words ", if any of the above rates is below zero, LIBOR will be deemed to be zero” at the end of the definition of “LIBOR” in clause 1.1 thereof;
(e)	by deleting the words “357-359 Mesoghion Avenue, Halandri” in the definition of “Pyxis Maritime” in clause 1.1 thereof and by replacing them with the words “K. Karamanli 59, Maroussi 15125”;
(f)

by adding the words "(except International Tanker Management Ltd. of Bermuda, any other third manager and any charterer of the Ship and of a Collateral Ship)" after the words "any person" in the first line of the definition "Security Party" in clause 1.1 thereof;

(g)	by deleting clause 7.1 thereof and replacing it with the following:

“7.1 Amount of repayment instalments

as previously repaid or prepaid, the Borrower shall repay the Loan by:

(i)	9 consecutive semi-annual instalments in the amount of $1,070,000; and

(ii)	a balloon instalment in the amount of $12,860,000 payable on the Final Maturity Date.”;”
(h)	by deleting the words "seventeenth anniversary of the Drawdown Date" in fourth line of clause 7.2 thereof and by adding the following words "Final Maturity Date";
(i)	by adding the words “the Relevant Proportion of” in the first line of clause 7.7 thereof before the words “the Loan” and by adding the following paragraph at the end of clause 7.7 thereof:

“In Clause 7.7, “Relevant Proportion” means:

(a)	with respect to the Ship, an amount equal to the Loan at the relevant time; and
(b)

with respect to each Collateral Ship any amount that may be required (but without prejudice to the Borrower’s right to provide, or ensure that a third party provides, additional security for any shortfall, in accordance with the provisions of Clause 14.2(a)) that the security cover ratio under Clause 14.1 be complied with.”;

(j)	by adding the words "and/or a Collateral Ship (as the case may be)" in the first line of clause 7.7 (a) and clause 7.7 (b) thereof after the words "if the Ship";
(k)	by adding the words “and/or a Collateral Ship (as the case may be) before the words “to the buyer” in the second line of clause 7.7(a) thereof;
(l)	by deleting clause 10.13 thereof and replacing it with the following:

“10.13 The Borrower will maintain its registered address in the Marshall Islands and will not establish, or do anything as a result of which it would be deemed to have, a place of business, in the United Kingdom or the United States of America.”;

(m)	by deleting 12.3 (b) (ii) and replacing it with the following:

“an amount which when aggregated with the insured value of the Collateral Ships at the relevant time subject to a Collateral Mortgage, is equal to or greater than 120 per cent. of the aggregate of the Loan and the Collateral Loan;”;

(n)	by adding the words "and the Collateral Ships" at the end clause 14.1 (a) thereof;
(o)	by adding the words “and/or the Collateral Ships (as the case may be)" after the word “Ship” wherever it appears in clause 14.5 thereof;
(p)	by adding the words "and/or procures that each Collateral Owner will supply to the Lender" after the words "supply to the Lender" in the seventh line of the last paragraph of clause 14.5 thereof;
(q)	by adding the words "and/or procure that each Collateral Owner will supply to the Lender" after the words "provide the Lender" in first line of clause 14.8 thereof;
(r)	by adding the new clause 14.11 thereof:

“14.11Release of additional security

If the amounts calculated under Clause 14.1 shall at any time exceed 125 per cent. of the Loan and the Borrower shall previously have provided further security pursuant to this Clause 14.1 (which, for the avoidance of doubt, includes the additional security provided by the Collateral Owners pursuant to the Supplemental Agreement), the Lender, after receiving a notice from the Borrower (which will include evidence reasonably satisfactory to the

Lender that the security cover test specified in Clause 14.1 has been maintained for a period of at least 90 consecutive days prior to such notice (without taking into account the additional security whose release the Borrower is requesting pursuant to this Clause 14.11)) shall, subject to the Lender’s consent, which shall not be unreasonably withheld or delayed, and subject further to the Lender being indemnified to its satisfaction against the cost of doing so, as soon as practical release such further security specified by the Borrower to the extent that the minimum security cover specified in Clause 14.1 would be maintained following such release and provided that at the relevant time no Event of Default is in existence or will result from such release.”;

(s)

by deleting the words "to enable the Borrower to own, operate or charter the Ship" in the first line of clause 17.1 (j) thereof and by adding the following words "to enable the Borrower or any Collateral Owner to own, operate or charter the Ship or its Collateral Ship, respectively";

(t)

by adding the words "or any Collateral Ship" after the words "involving the Ship"  in the first line of clause 17.1 (q) (ii) thereof and by adding the words "or any Collateral Owner" after the words "the Borrower" in the second line in the last paragraph of that same clause;

(u)	by adding a new clause number 24.7 therein reading as follows:

“24.7 if:

(i)	the Lender assigns or transfers or sub-participates any of its rights or obligations, under either of Clauses 24.2 or 24.4; and
(ii)

as a result of such assignment, transfer or sub-participation, the Borrower and/or any other Security Party become obliged to make a payment to the assignee, transferee and/or sub-participant under any one or more of Clauses 18 (Fees and Expenses), 19 (Indemnities), 20 (No Set-Off or Tax Deduction) or 22 (Increased Costs) or equivalent clauses under any other Finance Document, then the assignee, transferee and/or sub-participant will only be entitled to receive payment under those Clauses referred to in sub-paragraph (ii) hereinabove to the same extent as the Lender would have been if the assignment, transfer or sub-participation had not occurred and no taxes and/or costs shall be payable by the Borrower and/or any other Security Party which would not, but for such assignment, transfer or sub-participation, have been payable.”;

(v)

by adding the words "Provided that the Borrower shall have a right of first refusal to make an offer to buy the Loan from the Lender within a period of no later than 14 days from the Lender informing the Borrower that it will be selling the Loan. For the avoidance of doubt this right of first refusal shall in no manner create any additional obligation on the Lender under this Agreement to accept any offer made by the Borrower. The Lender shall be entitled to determine in its sole discretion to whom to sell and transfer the Loan" at the end clause 24.2 thereof;

(w)	by deleting clause 26.2(a) thereof and replacing it with the following:

“(a) to the Borrower:	c/o Pyxis Maritime Corp.
K. Karamanli 59
Maroussi 15125
Greece
Fax: +30 210 6510 530”;

(x)	by deleting in clause 28.4 thereof the words “WFW Legal Services Limited at its registered office for the time being, presently at 15 Appold Street, London EC2A 2HB, England” and replacing same with the words “Atlas Maritime Services Limited at present of Enterprise House, 113-115 George Lane, E18 1AB, London, England”;
(y)

by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended"; and

(z)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.
5.2

In consideration of the agreement of the Lender contained in Clause 3.1 of this  Agreement, the Borrower hereby agrees with the Lender that upon satisfaction of the conditions referred to in Clause 4.1 (b), the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented as follows:

(a)	by inserting the following definitions in clause 1.1 thereof in the correct alphabetical order:

""Compliance Certificate" means a certificate in the form set out in Schedule 4 or in any other form agreed between the Guarantor, the Borrower and the Lender;

"Effective Date" has the meaning given to it in the Supplemental Agreement;

"Guarantee" means a guarantee to be provided by the Guarantor in respect of the obligations of the Borrower under (inter alia) the Loan Agreement, which shall only take effect from the Effective Date, in the form agreed between the Lender and the Guarantor;

"Guarantor" means Pyxis Tankers Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"IPO" means any initial registered public offering, public listing, merger or reverse takeover transaction, floatation or similar public offering on a Stock Exchange in respect of the Guarantor;

"Stock Exchange" means any of the stock exchanges of New York or London or Hong Kong individually or combined or any other stock exchange market acceptable to the Lender in its discretion, such acceptance not to be unreasonably withheld or delayed;”;

(b)	by adding “the Guarantee” in the definition of "Finance Documents" in clause 1.1 thereof;
(c)	by deleting the definitions of “Group” and “Konkar Shipping” in clause 1.1 hereof;
(d)	by adding the words “if adversely determined” before the words “would be likely” in clause 9.12 thereof;
(e)	by deleting the word “bearer” in the last line of clause 9.3 thereof and replacing with the words “the Guarantor”;
(f)

by adding the words "or procure that the Lender receives, together with a Compliance Certificate on an annual basis (in relation to (a))" after the words “The Borrower will send to the Lender” at the beginning of clause 10.6 thereof;

(g)	by deleting the words “and the combined audited financial statements of the Group” at the end of clause 10.6 (a) thereof;

(h)	by inserting a new clause as clause 10.6 (b) thereof reading as follows:

“(b) as soon as possible, but in no event later than 120 days after the end of each financial year of the Guarantor (commencing with the financial statements relating to the financial year of the Guarantor ending 31 December 2015) the consolidated audited financial statements of the Guarantor and all the other ship-owning companies which are ultimately owned or controlled by the Guarantor;”

(i)

by renumbering clause 10.6 (b) thereof to 10.6 (c) and by deleting at the end the words “the Commercial Manager and any other company in the Group” and replacing them with the words “ the Guarantor and any other company owned or controlled by the Guarantor”;

(j)	by deleting all references to the “Commercial Manager” in clause 10.7 thereof and replacing it with references to the “Guarantor”;
(k)	by adding at the beginning of clause 10.11 thereof the words “Save as otherwise provided in any Finance Document,” and by replacing the word “The” with “the”;
(l)	by deleting paragraph (b) of clause 11.3 thereof;
(m)	by deleting paragraph (c) of clause 11.3 thereof and replacing it with the following:

“(c) after the occurrence of an Event of Default that is continuing, repay any shareholders’ loans or any other loans advanced to it by any person or pay interest thereon (other than principal and interest under the Loan) nor make any loans or advances to any person”;

(n)	by adding the words “(other than to the Guarantor and/or its subsidiaries)” after the words “or financial assistance to” in clause 11.3 (d) thereof;
(o)	by adding the words “other than in relation to the IPO” after the words “issued share capital” in clause 11.3(e) thereof;
(p)

by adding the words “other than in relation to the IPO or any sub merger, sub division, amalgamation or other reorganization after which the provisions of the Finance Documents are complied with” after the words “or reorganisation” in clause 11.3(g) thereof;

(q)

by adding after the words “a Relevant Person” in clause 17.1(f) thereof the words “(which, in the case of the Guarantor, is in an amount of $1,000,000 or more (or the equivalent in another currency))”;

(r)

by adding after the words “or sums aggregating, $100,000 or more” in clause 17.1(g)(ii) thereof the words “in respect of the Borrower and, in the case of the Guarantor an amount equal to $1,000,000 or more”;

(s)	by adding the words “(other than the Guarantor)” after the words “Security Party” in clause 17.1(k) thereof;
(t)	by deleting in clause 17.1(q)(i) the reference to “the Approved Manager” and replacing it with “the Guarantor”;
(u)	by adding as Schedule 3 thereof Schedule 2 (Form of Compliance Certificate) of this Agreement;
(v)

by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended"; and

(w)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.
5.3	Amendments to Finance Documents
(a)

With effect on and from the date of this Agreement each of the Finance Documents (other than the Loan Agreement) shall be, and shall be deemed by this Agreement to have been, amended in accordance with Clause 5.1 as follows:

(i)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement; and

(ii)

by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

(b)

With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement) shall be, and shall be deemed by this Agreement to have been, amended in accordance with Clause 5.2 as follows:

(i)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement; and

(ii)

by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.4	Finance Documents to remain in full force and effect

With effect on and from the date of this Agreement, the Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2 (as the case may be); and
(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Agreement.
6	Continuance of Loan Agreement and Finance Documents
6.1

Save for the alterations to the Loan Agreement made or to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the Finance Documents shall continue and remain valid and enforceable.

7	Expenses
7.1	Arrangement fee

The Borrower shall pay to the Lender an arrangement fee of $25,000 on or before the date of this Agreement.

7.2	Expenses

The Borrower agrees to pay to the Lender upon demand and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the preparation, negotiation, execution and (if required) registration or preservation of rights under the enforcement or attempted enforcement of the Loan Agreement, this Agreement and the Finance Documents or otherwise in connection with the Loan or any part thereof.

8	Notices
8.1	The provisions of clause 26 (Notices) of the Loan Agreement, as amended hereby, shall apply to this Agreement as if the same were set out herein in full.
9	Applicable Law
9.1	This Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.
9.2	Subject to Clause 9.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
9.3	Clause 9.2 is for the exclusive benefit of the Lender which reserves the right:
(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter or any non-contractual obligation which arises out of or in connection with this Agreement.

9.4

The Borrower irrevocably appoints Atlas Maritime Services Limited presently at Enterprise House, 113-115 George Lane, E18 1AB London, England, for the time being to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

9.5

Nothing in this Clause 9 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

9.6	In this Clause 9, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

Schedule 1 (A)

Confirmation

SIGNED  this [●] day of October 2015 by PYXIS MARITIME CORP., in its capacity as the commercial manager which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of the attached supplemental agreement, that it agrees in all respects to the same and that the Manager’s Undertaking to which it is a party shall be amended as outlined in the supplemental agreement and, without limitation, shall remain in full force and effect and shall continue to stand as security for the obligations of the borrower under the loan agreement.

_____________________________________________

for and on behalf of

PYXIS MARITIME CORP.

as Commercial Manager

SCHEDULE 1 (A)

Confirmation

SIGNED this [●] day of October 2015 by INTERNATIONAL TANKER MANAGEMENT LTD., in its capacity as the technical manager which, by its execution hereof, confirms and acknowledges that the Approved Manager’s Undertaking to which it is a party shall be amended as outlined in the supplemental agreement and, without limitation, shall remain in full force and effect and shall continue to stand as security for the obligations of the borrower under the loan agreement.

_____________________________________________

for and on behalf of

INTERNATIONAL TANKER MANAGEMENT LTD.

as Technical Manager

Schedule 2

Form of Compliance Certificate

To:	Commerzbank Aktiengesellschaft

Domstraße 18

20095 Hamburg

Republic of Germany

From:	[●]
Dated:	[●]

Dear Sirs

Loan Agreement dated 12 December 2008

as amended and supplemented from time to time  (the "Agreement")

1

We refer to the Agreement. This is a Compliance Certificate and attached hereto are the accounts which will provide evidence of compliance. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We refer to paragraph clause 10.6 of the Agreement and hereby attach the following certified documents:
2.1	the audited accounts of the Borrower for the financial year ended [●].
3	We confirm that no Event of Default or Potential Event of Default has occurred or is continuing.

_____________________________________________

[Director]/[Chief Financial Officer]

IN WITNESS WHEREOF  the parties hereto have caused this Agreement to be duly executed the day and year first above written.

BORROWER

SIGNED by	Konstantinos Lytras	)	/s/ Konstantinos Lytras
)
for and on behalf of		)
FOURTHONE CORP.		)
in the presence of:		)
/s/ Konstantinos Mexias

LENDER

SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
)
for and on behalf of		)
COMMERZBANK		)
AKTIENGESELLSCHAFT		)
in the presence of:		)
/s/ Konstantinos Mexias